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                                                                    EXHIBIT 99.1


TRICORD COMPLETES $25 MILLION CONVERTIBLE PREFERRED FINANCING

(MINNEAPOLIS, MN - February 28, 2001) - Tricord Systems, Inc. (Nasdaq: TRCD) today announced it has closed a private placement to a single institutional investor of $25 million in Convertible Preferred Stock. The financing was managed by Wit SoundView Corporation.

Under the terms of the offering, Tricord issued 4.75% PIK Series E Convertible Preferred Stock, which is convertible into Tricord Common Stock at $9.50 per share. In addition, the Company issued warrants with an 18-month term to purchase up to 986,842 additional shares of Tricord common stock at $12.40 per share, and warrants with a 24-month term to purchase up to 986,842 additional shares of Tricord common stock at $14.50 per share. Also, subject to certain conditions, the Preferred Stock is redeemable at the option of the Company at a redemption price of 115% of par plus accrued PIK premium.

"We are very pleased to have completed this financing," said Joan Wrabetz, President and CEO of Tricord Systems. "The cash raised allows us to continue to aggressively execute our business strategy and bring to market a line of server appliance products utilizing our Illumina(TM) Aggregation software. This transaction provides funds for sales and marketing growth, working capital and continued investment in new product development."

ABOUT TRICORD

Tricord Systems, Inc. designs, develops and markets innovative server appliances for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is ideally suited for applications including general file serving, web serving, email and caching. Founded in 1987, Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia.


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"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to complete development and release commercially its server appliance products on a timely basis, market acceptance, demand and future growth for its Lunar Flare NAS product and Illumina software, the Company's success in its sales and marketing activities, the ability to enter into partner relationships or otherwise develop distribution capabilities, the ability of the Company to protect and enforce its intellectual property rights, the ability of the Company to raise additional capital and to maintain its cost structure in accordance with its operating plan, the development of the network attached storage and server appliance market, changes in customer buying patterns and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.

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FOR MORE INFORMATION, PLEASE CONTACT:
Financial Contact:
Steven Opdahl, Chief Financial Officer or
Brad Schumacher, Investor Relations
763-551-6402

Media Contact:
Liz Hersey, 763-551-6609